Acorn Energy, Inc. Announces First Quarter Results

Investor conference call to be held on Monday, May 18, 2009 at 10:00 am Eastern Time

Montchanin, DE (May 14, 2009) Acorn Energy, Inc. (Nasdaq: ACFN) an energy technology holding company, today announced its financial results for the first quarter ended March 31, 2009. Below are the highlights from the three months.

Q1 2009 Highlights

•	Revenues increased by 97% to $8.5 million
•	CoaLogix revenues increased by 140% to $5.4 million
•	Gross profit increased by 142% to $3.4 million
•	CoaLogix gross profit increased by $1.1 million or 145%
•	Gross margin increased from 33% to 40%
•	DSIT gross margin increased from 33% to 38%
•	Both CoaLogix and DSIT were profitable
•	Net loss decreased by 63%

Key 2009 developments

•	CoaLogix received over $10 million in new funding commitments for expansion and enhancement of capabilities
•	DSIT received $4 million in new orders for AquaShield Underwater Security System
•	Coreworx signed an agreement with ProExecute LLC for the rights to its Contract Management solution.

“Despite the difficult economic environment, our businesses are growing.  This is a result of both our strategy of owning businesses that address major pain points in the energy industry as well as great execution by our CEOs and their management teams”, said John Moore, CEO of Acorn Energy.

Financial Review

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Revenues in the first quarter of 2009 increased by $4.2 million or 97% to $8.5 million. The increase in revenues was partially attributable to the inclusion of revenues of $1.0 million in the first quarter of 2009 from Coreworx, which was acquired in August 2008. The balance of the increase in revenues was due to the increased revenues at CoaLogix, which increased by $3.1 million (140%) to $5.4 million compared to first quarter 2008 revenues. DSIT revenues remained stable at $2.1 million. The increase in CoaLogix revenues was due to increased penetration in the regeneration market combined with the ability to process more SCR modules facilitated by the completion of a plant expansion in the fourth quarter 2008.

•
Gross profit in the first quarter of 2009 increased by $2.0 million or 142% as compared to the first quarter of 2008. The increase in gross profit was attributable to the inclusion of Coreworx gross profit in the first quarter of 2009 of $0.8 million and  increased gross profit at CoaLogix of $1.1 million (an increase of 145%) and $0.1 million at DSIT (an increase of 21%). Gross margins for CoaLogix remained stable at 34% for both the first quarter of 2009 and 2008. Gross margin in DSIT’s Naval and RT Solutions segment increased from 34% in the first quarter of 2008 to 40% in the first quarter of 2009 due to higher margin projects worked on in 2009.

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Selling, general and administrative expenses (“SG&A”) in the first quarter of 2009 increased by $1.9 million as compared to the first quarter of 2008. A portion of the increase was attributable to the inclusion in 2009 of Coreworx’s SG&A costs of $1.3 million. CoaLogix’s SG&A costs in the first quarter of 2009 increased by $0.7 million as compared to the first quarter of 2008, reflecting increased overhead costs resulting from the company’s growth. DSIT’s SG&A costs were relatively unchanged. Corporate general and administrative costs decreased by $0.2 million reflecting the effects of the Company’s efforts to reduce overhead costs.

•	In the first quarter of 2009, the Company sold 225,000 of its Comverge shares, for proceeds of $1.6 million and recorded a gain of $0.4 million.

Investor Conference Call – Monday, May 18, 2009 at 10:00am Eastern Time

Acorn Energy will hold a conference call on May 18 at 10:00am EST to discuss its first quarter results. To access the conference call dial (800) 860-2442 (US and Canada) or (412) 858-4600 (Intl).

About Acorn Energy, Inc.

Acorn Energy, Inc. is a publicly traded holding company with equity interests in CoaLogix, Coreworx, DSIT and Gridsense. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties.  There is no assurance that CoaLogix, DSIT or Coreworx will continue to grow their respective businesses.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

CONTACT:

Julia Davis
Marketing Manager
Acorn Energy Inc.
(302) 656 1707
jdavis@acornenergy.com

ACORN ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three months ended
	March 31,
	2008	2009
Sales
Catalytic regeneration services	$2,249	$5,390
Projects	1,908	1,966
Software license and services	—	1,027
Other	138	95
	4,295	8,478
Cost of sales
Catalytic regeneration services	1,491	3,535
Projects	1,307	1,219
Software license and services	—	271
Other	99	74
	2,897	5,099
Gross profit	1,398	3,379
Operating expenses:
Research and development expenses	51	276
Impairments	248	70
Selling, general and administrative expenses	2,305	4,108
Total operating expenses	2,604	4,454
Operating loss	(1,206)	(1,075)
Finance expense, net	(2,988)	(169)
Gain on early redemption of convertible debentures	1,259	—
Gain on sale of Comverge shares	—	417
Loss before taxes on income	(2,935)	(827)
Income tax benefit	642	—
Loss from operations of the Company and its consolidated subsidiaries	(2,293)	(827)
Share in losses of Paketeria	(287)	—
Share in losses of GridSense	—	(129)
Net loss	(2,580)	(956)
Net income attributable to non-controlling interests	(9)	(107)
Net loss attributable to Acorn Energy Inc.	$(2,589)	$(1,063)
Basic and diluted earnings per share attributable to Acorn Energy Inc.:
Net loss per share attributable to Acorn Energy Inc. – basic and diluted	$(0.23)	$(0.09)
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – basic and diluted	11,050	11,535

ACORN ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

ASSETS	As of December 31, 2008	As of March 31, 2009
		(unaudited)
Current assets:
Cash and cash equivalents	$15,142	$14,698
Restricted deposit	2,157	1,958
Accounts receivable, net	4,524	4,624
Unbilled work-in-process	581	913
Inventory	1,148	1,225
Other current assets	2,080	1,477
Total current assets	25,632	24,895
Property and equipment, net	2,447	2,366
Available for sale - Investment in Comverge	2,462	1,929
Investment in GridSense	129	—
Investment in EnerTech	1,117	1,047
Funds in respect of employee termination benefits	1,677	1,579
Restricted deposit	579	525
Other intangible assets, net	10,357	9,951
Goodwill	6,342	6,221
Other assets	313	333
Total assets	$51,055	$48,846
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$445	$700
Notes payable	3,400	3,400
Trade accounts payable	2,285	1,748
Accrued payroll, payroll taxes and social benefits	1,314	1,114
Other current liabilities	4,350	3,270
Total current liabilities	11,794	10,232
Long-term liabilities:
Liability for employee termination benefits	2,651	2,472
Other liabilities	487	478
Total long-term liabilities	3,138	2,950
Equity:
Acorn Energy Inc. Common stock - $0.01 par value per share:
Authorized – 20,000,000 shares; Issued –12,454,528 at December 31, 2008 and March 31, 2009	124	124
Additional paid-in capital	54,735	55,144
Warrants	1,020	1,020
Accumulated deficit	(17,587)	(18,650)
Treasury stock, at cost – 841,286 and 986,939 shares for December 31, 2008 and March 31, 2009, respectively	(3,719)	(4,047)
Accumulated other comprehensive loss	(425)	(9)
Total Acorn Energy Inc. shareholders’ equity	34,148	33,582
Non-controlling interests	1,975	2,082
Total equity	36,123	35,664
Total liabilities and equity	$51,055	$48,846